PROMISSORY NOTE

$1,100,000	August 26, 2004

Platinum IT Consulting, Inc., a Delaware corporation (the "Maker"), with an address at c/o Anslow & Jaclin, LLP, 195 Route 9, Suite 204, Manalapan, NJ 07726, for value received, hereby promises to pay to the order of Parker, Clark Data Processing, Inc., a New York corporation ("Parker") and Platinum LT. Consulting Inc., a New York corporation ("Platinum", together with Parker, the "Payees") or their designees in accordance with Schedule A or, if different, the Payees' written instructions, the principal sum of One Million One Hundred Thousand Dollars and No Cents ($1,100,000), together with interest thereon accruing at a rate equal to ten percent (10%) per annum until all principal under this Note is paid in full. All principal and interest on this Note shall be payable in accordance with the payment schedule described on Schedule B and all amounts owing under this Note shall be payable in full on August 26, 2008 (the "Maturity Date") or earlier, as hereinafter specified. Notwithstanding the foregoing, interest on all amounts owing under this Note after the Maturity Date or the occurrence of an Event of Default (as hereinafter defined), including, without limitation, after the occurrence of an Event of Default (as hereinafter defined) based on the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding (whether or not a claim for post filig or post-petition interest is allowed in such proceeding), shall accrue at a rate equal to the lesser of (a) the maximum rate permitted by applicable law and (b) fifteen percent (15%) per annum (the "Default Rate"). Interest on the principal balance of this Note from time to time outstanding shall be computed on the basis of a 360 day yearand actual days elapsed. If any payment of principal or interest or any other amount under this Note becomes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extensions shall be included in computing interest in connection with such payments. For purposes of this Note, a "Business Day" shall mean any day, other than Saturdays, Sundays or other days on which commercial banks are required by law to be closed in the State of New York. All payments made by Maker under this Note shall be in immediately available funds and U.S. dollars. All interest accruing under this Note at the Default Rate shall be payable on demand.

Reference is made to the Security Agreement; dated as of even date herewith (as now or hereafter amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), by Maker and Global IT Holdings, Inc., a Nevada corporation ("Parent"), in favor of Parker, as agent (the "Agent") for the Payees, which, among other things, secures all of Maker's obligations under this Note. Capitalized terms and phrases used in this Note without definition in this Note shall have the respective meanings set forth in the Security Agreement.

The principal balance of this Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty, together with all accrued interest on the principal balance so prepaid.

The principal balance of this Note shall, to the extent an adjustment is so provided for, be adjusted as set forth in Section 13(a)(2) and (3) of the Asset Purchase Agreement dated as of May 26, 2004 (as now or hereafter amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement") between Maker, Payees and Parent. Any such adjustment, if resulting in any increased Unadjusted Purchase Price, as described in the Purchase Agreement, shall increase each remaining principal installment identified on Schedule B by an equal amount (e.g., if the aggregate increase is by $100,000 and there are 4 remaining installments, each installment shall be increased by $25,000) and any such adjustment resulting in a decreased Unadjusted Purchase Price, as described in the Purchase Agreement, shall reduce each remaining installment by an equal amount (e.g, if the decrease is by $200,000 and there are 4 remaining installments, each installment shall be decreased by $50,000) and interest shall accrue on such revised principal balance from the date of the adjustment until payment in full to the same extent as any other principal of this Note. No previously accrued and paid or unpaid interest or principal prior to such adjustment shall under any circumstances be refundable, even if the adjustment reduces the then principal balance of this Note, it being agreed that any such adjustment shall only be deemed prospective. At the Payees' request, Maker shall promptly provide Payees with a revised Note reflecting any adjustment to the payment schedule of this Note, as contemplated by this paragraph and Section 13(a)(2) and (3) of the Purchase Agreement, but the failure to execute such revised Note shall not adversely affect Payees' right to be paid all required amounts. The foregoing shall not limit or affect Payees' rights following an Event of Default (as hereinafter defined).

All prepayments and the other payments under this Note shall be applied first to the Payee's costs of collection, including, without limitation, attorneys' fees and expenses, then to accrued but unpaid interest, and then to the unpaid principal balance, until all principal and accrued interest under this Note have been paid in full, and then to any other obligations under this Note in such order as shall be selected by Payees.

If any of the following events, acts or circumstances shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be affected by operation of law or otherwise) (each, an "Event of Default")

1. if the Maker shall fail to make any payment required under this Note within five (5) days of when due; or

2. if any representation or, warranty made by the Maker or' Parent in the Security Agreement, the Purchase Agreement or any Ancillary Document shall have been untrue or incorrect as of the time made or furnished; or

3. if the Maker or Parent fails to perform or observe any of its covenants or agreements contained in this Note, the Security Agreement, the Purchase Agreement or any Ancillary Document (except for nonperformance described in Event of Default 1 or 2 above) within 10 days of when performance is required by the applicable documents; or

4. if the Maker or Parent shall (a) be dissolved, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself of all or a substantial part of its property, (c) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (d) make a general assignmenf foT the benefit o its of h s-creditors, (e) commence a voTuntary'cise under Title I I of the United States Bankruptcy Code or any successor thereto (the `Bankruptcy Code"), any state bankruptcy law or any law similar to any of the foregoing, (f) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against Maker or Parent in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law with a purpose or otherwise similar to any of the foregoing, or (h)) take any action for the purpose of effecting any of the foregoing; or

5. if a proceeding or case shall be commenced in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts of the Maker or Parent, or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for Maker or Parent under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or a warrant of attachment, execution or similar process shall be issued against property of the Maker or Parent and such proceeding, case, warrant or process shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) days or more days, or any order for relief against the Maker or Parent shall be entered in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law similar to any of the foregoing; or

6. if the Parent shall cease to" own at least 51% of the issued and outstanding stock of Maker; or

7. if the Security Agreement shall be invalidated or cease to be in full force and effect or cease to create a valid and perfected lien on any collateral granted or purported to be granted thereby or any Person shall terminate or send a notice or otherwise attempt to terminate any such document; or

8. if the Maker or the Parent shall fail to make any payment in respect of any Debt (with respect to which the then outstanding principal amount is in excess of one hundred thousand dollars ($100,000)), when and as the same shall become due and payable (after giving effect to any applicable grace period); or

9. if any event or condition occurs that results in any Debt of Maker or the Parent (with respect to which the then outstanding principal amount is in excess of one hundred thousand dollars ($100,000)) becoming due prior to its scheduled maturity or that enables or permits (after the passage of any applicable grace period) the holder or holders of any such Debt or any trustee or agent on its or their behalf to cause any such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance of any amount constituting such Debt, prior to its scheduled maturity or prepayment date, as applicable (in each case after giving effect to any applicable grace period), or if any "event of default" or "default" occurs under any document evidencing or relating to Debt of Maker or Parent or any other factoring or financing arrangement of any kind of Maker or Parent; or

10. if at any time, a judgment in excess of $10,000 shall be rendered against Maker or the Parent; provided, however, that if such Maker or Parent appeals said judgment and (A) such appeal (1) is timely filed, (2) is diligently pursued, (3) is permitted by law and (4) has the effect of staying any action on such judgment, (B) such Maker or the Parent posts any security required by law or reasonably required by Agent in respect of such judgment, (C) such judgment does not subject Agent or either of Payees or the assets of Maker or the Parent to any civil or criminal penalties or risk of forfeiture and (D) such judgment is not a Lien on any collateral provided to secure this Note, then it shall not be an Event of Default hereunder until such judgment is final and non-appealable;

11. if Maker shall fail to pay when due any payroll taxes or pension or profit sharing contributions; or

12. if any amount is not paid when due or required in respect of or constituting the Initial Paid in Capital;

then, and upon the occurrence of any Event of Default, the Payees and/or the Agent may, without notice, presentment, demand or protest, all of which are hereby waived by the Maker, take any, certain, or all of the following actions: (1) declare the principal of and any accrued interest and other amounts in respect of this Note to be due and payable, whereupon the same shall become accelerated and forthwith due and payable without presentment; demand, protest or other notice of any kind, all of which are hereby waived by the Maker, (2) proceed to enforce or cause to be enforced any remedies provided under the Security Agreement, this Note and/or any Ancillary Documents, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether far specific performance of any covenant or other agreement contained in this Note, the Security Agreement and/or any Ancillary Documents or in aid of the exercise of any power granted in this Note, the Security Agreement and/or any Ancillary Documents; provided, that upon the occurrence of any Event of Default referred to in Paragraph 4 or 5 in the Event of Default section of this Note, then automatically, without notice, demand or any other act by the Payees, the principal and any accrued interest in respect of this Note, and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. No remedy conferred in this Note, the Security Agreement and/or any Ancillary Documents upon Payees is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise. Nothing contained in this Note shall be construed to extend any payment date beyond the Maturity Date or require any notice for payment on the Maturity Date or any other installment payment date.

The failure by the Payees at any time to exercise any right shall not be deemed a waiver thereof; nor shall it bar the exercise of any such right at a later date. Each and every right and remedy of the Payees may be exercised by the Payees from time to time and as often as may be necessary in the sole and absolute discretion of the Payees. Any right or remedy of Payees under this Note may be exercised by either or both Payees.

Except as otherwise specified pursuant to this Note, any notice, request, information or other document to be given pursuant to this Note, shall be in writing and shall be given by hand delivery, telecopier, certified or registered U.S. mail or a reputable overnight courier service which provides evidence of its receipt as part of its service, as follows:

If to Maker to:	c/o Anslow & Jaclin, LLP 195 Route 9, Suite 204 Manalapan, NJ 07726 Attention: Greg Jaclin, Esq.

If to Payees:	c/o Tannenbaum Helpem Syracuse & Hirschtritt LLP 900 Third Avenue New York, NY 10022-4775 Attention: Joel A Klarreich, Esq. Telecopier No.: (212) 371-1084

Maker or Payees may change the address or telecopier number towhich notices hereunder are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. postal service or delivery to a courier service, as appropriate.

Maker hereby consents to the non-exclusive jurisdiction of any state or federal court located within the state of New York or New Jersey. Maker waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth in this Note and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted or dispatched. Nothing contained in this Section shall affect the right of Payee to enforce any judgment obtained in a New York court in any other court or serve legal process in any other manner permitted by law.

EACH OF THE MAKER AND PAYEES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, IT BEING AGREED THAT ALL SUCH TRIALS SHALL BE CONDUCTED SOLELY BY A JUDGE. EACH OF THE MAKER AND PAYEES CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OF THE MAKER AND PAYEES AGREES AND ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE OR BEEN ADVISED THAT IT SHOULD BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE. IF MAKER OR PAYEES HAS DECIDED NOT TO BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE, IT IRREVOCABLY AND FOREVER WAIVES ANY AND ALL DEFENSES OR RIGHTS ARISING OUT OF OR RELATED TO SAID DECISION.

The Payees shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder. No change, amendment, modification, termination, waiver, or discharge, in whole or in part, of any provision of this Note shall be effective unless in writing and signed by the Payees, and with respect to a waiver or discharge so given by the Payees, shall be effective only in the specific instance in which given. The Maker acknowledges that this Note and the Maker's obligations under this Note are, and shall at all times continue to be, absolute and unconditional in all respects, and shall at all times be valid and enforceable. To the extent permitted by applicable law, the Maker hereby absolutely,unconditionally and irrevocably forever waives any and all right to assert any defense, set-off, offset, counterclaim, crossclaim or claim of any nature whatsoever with respect to this Note or the Maker's obligations hereunder except as specifically permitted by Section 4.7(i) of the Purchase Agreement. Payees, at their discretion, may, by written notice to Maker, unilaterally offset any of their obligations to Maker by reducing any installments at any time payable under this Note.

In the event any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

The Maker shall pay upon demand all of Payees' and Agent's costs in connection with the enforcement or collection of this Note and any of the Ancillary Documents, whether or not a lawsuit is brought, including, without limitation, reasonable attorneys' fees and costs. This includes, without limitation, all reasonable attorneys fees and costs in connection with any bankruptcy, insolvency or other proceedings.

The Maker hereby waives presentment, demand for payment, protest and notice of dishonor in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

If, at any time, the rate of interest under this Note shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rules or regulations of any appropriate regulatory authority or agency, then during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal or, if all principal has been paid, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be promptly refunded to Maker.

The term "Payees" as used herein shall be deemed to include the successors and assigns of each Payee. This Note binds the Maker and its successors and assigns, although Maker shall have no right to assign, transfer or delegate its rights or obligations under this Note, and this Note shall inure to the benefit of Payees and their successors and assigns and the Agent. This Note is freely assignable by each Payee without notice or consent.

This Note shall be construed in accordance with and governed by the laws of the State of New York without giving effect to conflict of law principles.